Exhibit 99.1

  Guess?, Inc. Third Quarter 2004 Earnings Increase to $0.27 Per Share From
            Earnings of $0.15 Per Share in Third Quarter Last Year

    LOS ANGELES, Oct. 28 /PRNewswire-FirstCall/ -- Guess?, Inc. (NYSE: GES) today reported financial results for the third quarter ended September 25, 2004.

    Third Quarter Results
    For the third quarter ended September 25, 2004, the Company's net earnings increased to $11.8 million, or diluted earnings of $0.27 per share, from net earnings of $6.7 million, or diluted earnings of $0.15 per share, for the third quarter ended September 27, 2003.
    Paul Marciano, Co-Chairman and Co-CEO commented, "Guess? achieved a strong performance for the third quarter with net income up 76% over the prior year period. The increase was driven by improved results across all segments of our business -- retail, wholesale and licensing -- as we benefited from strong same store sales growth in our retail stores, better performance in wholesale due to increased international sales and higher income from our licensing business. We recently announced the planned acquisition of our jeanswear licensee in Europe, which will help accelerate our expansion in this key market. With this planned acquisition and our continuing focus on building momentum in our core businesses, we believe Guess? is very well-positioned for the long term."
    Total net revenue for the third quarter of 2004 increased 18.7% to $197.8 million from $166.7 million in the third quarter of 2003. The Company's retail stores, including those in Canada, generated revenues of $132.1 million in the 2004 third quarter, a 15.7% increase from $114.2 million, as reported in the same prior year period. Comparable store sales increased 10.9% during the third quarter of 2004 from the prior year period. Net revenue from the Company's wholesale segment increased 21.4% to $51.4 million in the third quarter of 2004 from $42.4 million in the same year-ago period. Licensing segment net revenue increased 41.1% to $14.3 million in the third quarter of 2004 from $10.1 million in the prior year period. The Company operated 269 retail stores at third quarter-end 2004 versus 258 stores a year earlier.

    Nine Month Results
    For the nine months ended September 25, 2004, the Company's net earnings increased to $14.7 million, or diluted earnings of $0.33 per share, from a net loss of $4.5 million, or a diluted loss of $0.10 per share, in the comparable 2003 period. The 2003 nine-month period included a pre-tax restructuring, impairment and severance charge of $0.8 million, $0.5 million net of tax, or $0.01 per diluted share.
    Total net revenue increased 15.5% to $505.3 million in the 2004 nine-month period from $437.3 million in the prior year period. The Company's retail stores, including those in Canada, generated revenue of $346.9 million for the first nine months of 2004, an increase of 18.2% from $293.5 million for the prior year period. Comparable store sales increased 12.8% during the first nine months of 2004. Net revenue from the Company's wholesale segment in the first nine months of 2004 increased 7.5% to $123.6 million from $114.9 million in the first nine months of 2003. Licensing segment net revenue was $34.8 million in the first nine months of 2004, a 20.7% increase from $28.9 million for the same prior year period.

    October 2004 Comparable Store Sales
    The Company's October 2004 fiscal month began on September 26, 2004 and will end on October 30, 2004. Based on current sales trends, the Company expects October comparable store sales to increase in the mid single digits on a percentage basis.

    The Company will hold a conference call at 4:30 pm (ET) on October 28, 2004 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the "Investor's Info" link from the "Guess, Inc." section of the site. The webcast will be archived on the website for 30 days.

    Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, accessories and related consumer products. At September 25, 2004, the Company operated 269 retail stores in the United States and Canada. The Company also distributes its products through better department and specialty stores around the world. For more information about the Company, please visit www.guess.com.

    Except for historical information contained herein, certain matters discussed in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods and other future events to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ from current expectations include, among other things, the continued availability of sufficient working capital, the successful integration of new stores into existing operations, the continued desirability and customer acceptance of existing and future product lines (including licensed product lines), possible cancellations of wholesale orders, the success of competitive products, and the availability of adequate sources of capital. In addition to these factors, the economic and other factors identified in the Company's most recent annual report on Form 10-K for the fiscal year ended December 31, 2003 including but not limited to the risk factors discussed therein, could affect the forward-looking statements contained herein and in the Company's other public documents.

    For further information, please contact: Carlos Alberini, President & Chief Operating Officer, +1-213-765-3582, or Frederick G. Silny, SVP & Chief Financial Officer, +1-213-765-3289, both of Guess?, Inc.; or Wendi Kopsick of Kekst and Company, +1-212-521-4800, for Guess?, Inc.


                          Guess?, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (Unaudited)

                                                   Three Months Ended
                                            September 25,     September 27,
                                                 2004              2003
                                              $        %        $        %

    Net revenue
      Product sales                        $183,553   92.8%  $156,549   93.9%
      Net royalties                          14,284    7.2%    10,125    6.1%
                                            197,837  100.0%   166,674  100.0%

    Cost of product sales                   122,583   62.0%   105,078   63.0%

    Gross profit                             75,254   38.0%    61,596   37.0%

    Selling, general and administrative
     expenses                                53,740   27.2%    48,133   28.9%

    Restructuring, impairment and
     severance charges                           --     --         --     --

    Earnings (loss) from operations          21,514   10.8%    13,463    8.1%

    Other (income) expense:
      Interest expense                        1,399    0.7%     1,733    1.1%
      Interest Income                          (139)  (0.1%)      (17)  (0.0%)
      Other, net                                 --     --         --     --

    Earnings (loss) before income taxes
     (benefit)                               20,254   10.2%    11,747    7.0%

    Income taxes (benefit)                    8,428    4.2%     5,050    3.0%

    Net earnings (loss)                     $11,826    6.0%    $6,697    4.0%


    Net earnings (loss) per share:

      Basic                                   $0.27             $0.15

      Diluted                                 $0.27             $0.15

    Weighted number of shares outstanding:

      Basic                                  44,093            43,237

      Diluted                                44,620            43,573


                          Guess?, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (Unaudited)

                                                   Nine Months Ended
                                            September 25,     September 27,
                                                 2004              2003
                                              $        %        $        %

    Net revenue
      Product sales                        $470,447   93.1%  $408,435   93.4%
      Net royalties                          34,832    6.9%    28,865    6.6%
                                            505,279  100.0%   437,300  100.0%

    Cost of product sales                   319,705   63.3%   293,368   67.1%

    Gross profit                            185,574   36.7%   143,932   32.9%

    Selling, general and administrative
     expenses                               156,238   30.9%   144,764   33.1%

    Restructuring, impairment and
     severance charges                           --     --        846    0.2%

    Earnings (loss) from operations          29,336    5.8%    (1,678)  (0.4%)

    Other (income) expense:
      Interest expense                        4,360    0.9%     6,379    1.5%
      Interest Income                          (344)  (0.1%)     (100)  (0.1%)
      Other, net                                 --     --        (26)  (0.0%)

    Earnings (loss) before income taxes
     (benefit)                               25,320    5.0%    (7,931)  (1.8%)

    Income taxes (benefit)                   10,607    2.1%    (3,410)  (0.8%)

    Net earnings (loss)                     $14,713    2.9%   $(4,521)  (1.0%)


    Net earnings (loss) per share:

      Basic                                   $0.33            $(0.10)

      Diluted                                 $0.33            $(0.10)

    Weighted number of shares outstanding:

      Basic                                  43,953            43,178

      Diluted                                44,515            43,178


                          Guess?, Inc. and Subsidiaries
                            Consolidated Segment Data
                                  (in thousands)
                                   (Unaudited)

                         Three Months Ended            Nine Months Ended
                    September 25,  September 27,  September 25,  September 27,
                        2004           2003           2004           2003

    Net revenue:
      Retail
       operations     $132,133       $114,196       $346,905      $293,515
      Wholesale
       operations       51,420         42,353        123,542       114,920
      Licensing
       operations       14,284         10,125         34,832        28,865
                      $197,837       $166,674       $505,279      $437,300

    Earnings (loss)
     from
      operations:
      Retail
       operations      $12,743         $9,489        $23,611        $7,425
      Wholesale
       operations        3,839          2,439          2,676        (5,689)
      Licensing
       operations       12,130          8,464         28,178        23,175
      Corporate
       overhead         (7,198)        (6,929)       (25,129)      (26,589)
                       $21,514        $13,463        $29,336       $(1,678)


                          Guess?, Inc. and Subsidiaries
                Selected Condensed Consolidated Balance Sheet Data
                                  (in thousands)
                                   (Unaudited)

                                   September 25,  December 31,  September 27,
                                       2004          2003           2003

                               ASSETS

    Cash and cash equivalents         $63,061       $67,163      $12,384

    Restricted cash                     3,927         4,509        4,748

    Receivables, net                   58,709        32,602       41,166

    Inventories, net                  105,497        83,530      104,671

    Other current assets               18,712        22,840       30,577

    Property and equipment, net       109,554       114,403      119,742

    Other assets                       37,469        37,718       31,040

     Total Assets                    $396,929      $362,765     $344,328


       LIABILITIES AND STOCKHOLDERS' EQUITY

    Current installments of notes
     payable and long-term debt       $13,111       $13,931      $14,111

    Other current liabilities         117,687        96,944       91,726

    Notes payable and long-term
     debt,excluding current
      installments                     48,416        54,161       58,222

    Other liabilities                  17,368        14,947       14,330

    Stockholders' equity              200,347       182,782      165,939

     Total Liabilities and
      Stockholders' Equity           $396,929      $362,765     $344,328


                          Guess?, Inc. and Subsidiaries
                      Condensed Consolidated Cash Flow Data
                                 (in thousands)
                                   (Unaudited)

                                                     Nine Months Ended
                                              September 25,     September 27,
                                                  2004              2003

    Net cash provided by operating
     activities                                 $15,730            $2,490

    Net cash used in investing activities       (16,377)          (14,440)

    Net cash used in financing activities        (3,443)           (7,801)

    Effect of exchange rates on cash                (12)              382

    Net decrease in cash and cash
     equivalents                                 (4,102)          (19,369)

    Cash and cash equivalents at the
     beginning of the year                       67,163            31,753

    Cash and cash equivalents at the end
     of the period                              $63,061           $12,384


    Supplemental information:

    Depreciation and amortization               $26,294           $26,102

    Rent                                         46,578            43,725


                          Guess?, Inc. and Subsidiaries
                                Retail Store Data
                                   (Unaudited)


                                                      Nine Months Ended
                                               September 25,     September 27,
                                                   2004              2003


    Number of stores at the beginning of
     the year                                        265              249

      Store openings                                  16               12

      Store closures                                 (12)              (3)

    Number of stores at the end of the
     period                                          269              258

    Total store square footage at the end
     of the period                             1,390,000        1,329,000

SOURCE  Guess?, Inc.
    -0-                             10/28/2004
    /CONTACT: Carlos Alberini, President & Chief Operating Officer, +1-213-765-3582, or Frederick G. Silny, SVP & Chief Financial Officer, +1-213-765-3289, both of Guess?, Inc.; or Wendi Kopsick of Kekst and Company, +1-212-521-4800, for Guess?, Inc./
    /Web site:  http://www.guess.com /
    (GES)

CO:  Guess?, Inc.
ST:  California
IN:  FAS TEX REA
SU:  ERN CCA